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                                                                     EXHIBIT 8.1




June 19, 1998


Smith Barney Westport Futures Fund L. P.
c/o Smith Barney Futures Management Inc.
390 Greenwich Street - 1st floor
New York, New York 10013

Re:  Smith Barney Westport Futures Fund L. P.

Ladies and Gentlemen:

We have acted as counsel for Smith Barney Westport Futures Fund L. P., a limited partnership organized under the New York Revised Limited Partnership Act (the "Partnership"), in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a Registration Statement on Form S-1 (the "Registration Statement"), relating to the registration of 120,000 Units of Limited Partnership Interest in the Partnership.

In so acting, we have reviewed such data, documents, statutes and regulations and have considered such questions of law and fact as we have deemed pertinent for purposes of this opinion. Based upon the foregoing, we are of the opinion that the Partnership should be classified as a partnership for federal income tax purposes and not as an association taxable as a corporation. In addition, we hereby confirm to you our opinion under the caption "Income Tax Aspects" in the Prospectus constituting part of the Registration Statement including, in particular, the description of the consequences to an investor of the classified form of the Partnership as a partnership for federal income tax purposes. This opinion is based upon the facts as stated in the Registration Statement and the current federal income tax law and regulations.

Very truly yours,